Exhibit 2.2(a)
                                 --------------

                                STATE OF FLORIDA

                              Department of State


I certify the attached is a true and correct copy of the Articles of Merger, filed or, March 25,1999, for AMERICAN FIRE RETARDANT CORPORATION, the surviving Wyoming corporation not authorized to transact business in Florida, as shown by the records of this office.

Given under my hand and the Great Seal of the State of Florida at Tallahassee, the Capitol, this the Thirteenth day of April, 1999


                                        /s/ Katherine Harris
[Seal of the State of Florida]          ---------------------------------------
                                        Katherine Harris
                                        Secretary of State